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                                                                  EXHIBIT (C)(6)

                           AGREEMENT NOT TO COMPETE


          This Agreement Not to Compete (this "AGREEMENT") is entered into as of October 1, 1997, by and between All American Communications, Inc., a Delaware corporation ("COMPANY"), on the one hand, and Anthony J. Scotti, an individual ("SCOTTI"), on the other hand.


                                R E C I T A L S

          WHEREAS, Company, Pearson plc and Pearson Merger Company, Inc. ("MERGER SUB") have entered into an Agreement and Plan of Merger ("MERGER AGREEMENT") dated as of October 1, 1997 relating to the merger of Merger Sub into Company;

          WHEREAS, Company and Scotti are parties to that certain letter agreement dated February 25, 1991, as amended and extended (including, without limitation, by that certain undated "Amendment to Employment Agreement", that certain "Second Amendment to Employment Agreement" dated as of January 18, 1993, that certain "Third Amendment to Employment Agreement" dated May 1, 1994, that certain "Fourth Amendment to Employment Agreement" dated as of February 26, 1996 and that certain "Fifth Amendment to Employment Agreement" of even date herewith) (said letter agreement, together with any and all amendments thereto and extensions thereof, being referred to herein as the "EMPLOYMENT AGREEMENT");

          WHEREAS, it is contemplated that, in connection with the Merger Agreement and/or the Stockholders Agreement, Scotti's Shares of Company will be acquired by Merger Sub;

          WHEREAS, in connection with the purchase of Scotti's Shares by Merger Sub, Company and Scotti each desire to set forth in this Agreement the terms and conditions of Scotti's voluntary resignation from Company and Scotti's agreement not to engage in certain businesses which compete with Company or Company's Affiliates as of and after the Transition Time (as defined below);

          NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

          A.   CONDITION PRECEDENT.  The rights and obligations of each of
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Company and Scotti under this Agreement shall become effective only upon the occurrence of the Transition Time (as defined in Paragraph 2 below). In the event the Transition Time does not occur, for whatever reason, this Agreement shall be of no force and effect, and neither Company nor Scotti shall have any rights or obligations hereunder.

          1.   TERMS/DEFINITIONS.   Capitalized terms used and not defined
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herein have the meanings given to them in the Merger Agreement.  For the purposes of this Agreement:  (a)
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"AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; (b) "AREAS" means (i) the County of Los Angeles, (ii) all counties in the State of California, the names of which are all deemed to be specifically included herein by this reference, (iii) the County of New York, New York, (iv) all counties in the State of New York, the names of which are all deemed to be specifically included herein by this reference, (v) the United States, (vi) the United Kingdom, and (vii) all communities, municipalities and counties, wherever located throughout the world; (c) "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity; (d) "GAME SHOW BUSINESS" means any business, in whole or in part, involving the development, production, licensing, distribution, broadcast, marketing, promotion, merchandising and/or other exploitation of game shows and/or game show formats in any medium or media now known or hereafter devised, and/or any combination of the foregoing; and (e) "MUSIC BUSINESS" means any business, in whole or in part, involving (i) the development, recording, production, pressing, manufacturing, marketing, promotion, distribution, merchandising and/or other exploitation of musical recordings in any medium or media now known or hereafter devised (including, without limitation, the exploitation of musical recordings by means of CDs, cassettes, albums, music videos or any other audio or audiovisual work or device, in any medium or media now known or hereafter devised), (ii) the publishing, licensing, administration, merchandising and/or other exploitation of musical compositions in any medium or media now known or hereafter devised,
(iii) the development, production, promotion, exhibition, merchandising and/or other exploitation of live musical performances in any medium or media now known or hereafter devised, and/or (iv) any combination of the foregoing; provided, however, that "Music Business" shall not include any business activities to the extent they relate to (x) musical compositions written in whole or in part by, or musical performances of, any of Scotti's individual family members (including family members of Scotti's spouse), or (y) musical recordings and compositions which are a part of theatrical motion pictures or television programs (other than game shows and music videos) produced by Scotti.

          2.   RESIGNATION.  Reference is hereby made to Paragraph 3.2.1.A of
               -----------
the Employment Agreement. Company and Scotti acknowledge and agree that the transaction contemplated by the Merger Agreement shall constitute an "EVENT" (as defined in the Employment Agreement and in Company's 1994 Stock Incentive Plan). Effective as of the date on which Merger Sub purchases more than fifty percent (50%) of the Shares of Common Stock and Class B Common Stock combined (the "TRANSITION TIME"), Scotti (1) hereby exercises his right to terminate the Term (as defined in the Employment Agreement), which termination shall become effective immediately upon the Transition Time, and (2) agrees to assign and to cause each and every Scotti Affiliate to assign to Company or any designee of Company all equity securities of any Company Subsidiary owned by any of them. Accordingly, effective as of the Transition Time, Scotti hereby voluntarily resigns (i) as Chief Executive Officer of Company, (ii) from the Board of Directors of Company (and all committees thereof), (iii) the Boards of Directors (and all committees thereof) of all Company Subsidiaries of which Scotti is a member, and (iv) any other position of employment or engagement which Scotti may occupy in Company or any Affiliate of Company. Scotti hereby acknowledges and agrees that his termination of the Term does not constitute and shall not be deemed to constitute a termination by Company, for

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"good cause" or otherwise, or a termination by Scotti for "good cause"; and that all of Scotti's rights under the Employment Agreement shall be determined in accordance with Paragraph 3.2.2.(b) of the Employment Agreement. Scotti acknowledges and agrees that he shall be entitled to no payments or benefits pursuant to the Employment Agreement other than as set forth in said Paragraph 3.2.2.(b). In this regard, Scotti hereby (i) waives his right to receive any further compensation and benefits from Company pursuant to the Employment Agreement or any other agreement with Company (other than this Agreement); and (ii agrees that all other obligations of Company pursuant to the Employment Agreement (including, without limitation, all payment obligations pursuant to Section 2 of the Employment Agreement, and all obligations arising out of the termination of the Term of the Employment Agreement pursuant to Section 3 of the Employment Agreement) are hereby discharged. In addition, Scotti acknowledges and agrees that Paragraph 1.3.2 of the Employment Agreement has been superseded by Section 6.12 of the Merger Agreement and is of no force and effect.

          3.   COVENANT NOT TO COMPETE AND NOT TO SOLICIT.
               ------------------------------------------

               (a) COVENANT.  In consideration of the Noncompetition Payment and
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     as a material inducement to Company to enter into the Merger Agreement,
     Scotti agrees as follows:

                    (i) During the period commencing at the Transition Time and continuing until December 1, 1999 (the "NONCOMPETE TERM"), Scotti shall not directly (or indirectly through an Affiliate of Scotti) in the Areas, engage in, assist any Person in engaging in or acquire an interest in any Person engaging in, the Game Show Business or the Music Business, whether as an owner, shareholder, joint venturer, partner, employee, independent contractor, agent or otherwise. Notwithstanding the foregoing, nothing herein shall prevent Scotti from working for, assisting or advising any Person that is engaged in the Game Show Business or the Music Business so long as Scotti does not render any services for such Person in connection with the Game Show Business or the Music Business.

                    (ii) During and prior to the Noncompete Term, Scotti shall not directly or indirectly (through an Affiliate of Scotti or otherwise) solicit, entice, persuade, or induce any employee or independent contractor of Company or any performer (whether music, television, theatrical or otherwise) who is under contract (whether directly or through a loanout company or other arrangement) with Company or any Affiliate of Company prior to or during the Noncompete Term to terminate his or her employment by, or other contract with, Company or such Affiliate or to refrain from extending or renewing the same (upon the same or new terms) or to become employed by or to enter into any contract with a person or business other than Company or an Affiliate of Company.

                    (iii) Scotti shall not directly or indirectly (through an Affiliate of Scotti or otherwise) negotiate with respect to, or otherwise discuss with any third party, any television project (excluding those television projects relating to the

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          Game Show Business, which are subject to subparagraph 3(a)(ii) above)
          which was in development by Company or an Affiliate of Company, or submitted or otherwise presented (orally, in writing or otherwise) to Company or an Affiliate of Company prior to the Transition Time, unless and until such time (if ever) as (x) Company, after the Transition Time, approves such negotiation or discussion, or (y) such television project has been re-submitted or otherwise re-presented to Company after the Transition Time, and such television project has thereafter been rejected in writing by Company.

     The foregoing agreement contained in this subparagraph (a) is referred to in this Agreement as the "COVENANT". Scotti represents and warrants that Scotti has not, prior to the date hereof, acted or failed to act in a way which would constitute a breach of the Covenant.

          (b) COMPANY RELIANCE.  Scotti represents that Scotti's experience and
              ----------------
     capabilities are such that the provisions of this Paragraph 3 will not prevent Scotti from earning a livelihood. It is understood and agreed that this Agreement and the Merger Agreement are being made and entered into by Company in reliance on the Covenant in view of the irreparable injury that would befall Company should Scotti engage in any activities which are prohibited by the Covenant during the effectiveness of the Covenant.

          (c) PAYMENT FOR COVENANT.  In consideration for the Covenant, and
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     subject to the occurrence of the Transition Time, Company will pay to
     Scotti Two Million Nine Hundred Seven Thousand Six Hundred Sixty-Five Dollars ($2,907,665) ("NONCOMPETITION PAYMENT") within ten (10) business days following the Transition Time; provided, however, that if the Transition Time occurs prior to December 1, 1997, the Noncompetition Payment shall be increased by Two Thousand Seven Hundred Thirty-Five Dollars ($2,735) for each such day prior to December 1, 1997, and if the Transition Time occurs after December 1, 1997, the Noncompetition Payment shall be decreased by Two Thousand Seven Hundred Thirty-Five Dollars ($2,735) for each such day after December 1, 1997; and provided further that any obligation of Company to make payments to Scotti will be subject to Paragraph 6 below.

          4.   OWNERSHIP OF COMPANY EXCEPTION.  Nothing contained in Paragraph 3
               ------------------------------
above shall prohibit Scotti from acquiring and/or retaining, solely as an investment, and taking customary actions to maintain and preserve Scotti's ownership of, securities of any corporation as long as Scotti is not part of any control group of such corporation or legally or beneficially the direct or indirect owner of 5% or more of the outstanding voting securities of such corporation and so long as Scotti does not render any services for such corporation in connection with the Game Show Business or the Music Business.

          5.   AIRCRAFT LEASE.   Reference is hereby made to that certain Option
               --------------
Agreement dated as of July 7, 1997 between Company and Scotti (the "OPTION AGREEMENT"), and the following agreements relating to that certain Gulfstream G-1159B Aircraft Equipped with two (2) Rolls-Royce Spey MK511-8 Engines (the "AIRCRAFT"): (i) the Aircraft Purchase and Sale

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Agreement dated as of June 30, 1997, between Atlantic Richfield Company ("ARCO")
and Company, (ii) the Purchase Agreement Assignment Agreement, dated as of July 7, 1997, between Company, as assignor, and C.I.T. Leasing Corporation
("LESSOR"), as assignee, as consented to by ARCO in the Consent and Agreement dated as of July 7, 1997, (iii) the Aircraft Lease Agreement dated as of July 7, 1997, between Lessor and Company) (the "LEASE AGREEMENT"), (iv) the Tax
Indemnity Agreement, dated as of July 7, 1997, between Lessor and Company, and
(v) the Management Agreement, dated as of July 7, 1997, between Company and Bloomer de Vere Group Avia, Inc. (the agreements referred to in (i) through (v) above being referred to collectively as the "AIRCRAFT AGREEMENTS"). Effective as of the Transition Time and subject to payment of the Noncompetition Payment, Scotti hereby exercises the option granted to Scotti under the Option Agreement, subject to the terms hereof. Notwithstanding anything to the contrary contained in the Option Agreement, Company shall (subject to obtaining all necessary consents, unless Company in its sole discretion elects to proceed without such consents) sublease, effective as of January 1, 1998, the Aircraft to Scotti for a term co-terminous with the term of the Lease Agreement, in which event Scotti shall assume all duties, obligations and liabilities of Company pursuant to the Aircraft Agreements relating to the period after January 1, 1998, and Scotti shall, prior to the Transition Time (unless later requested by Company, but not in any event later than January 1, 1998), sign a sublease agreement containing customary terms and conditions consistent with those contained in the Aircraft Agreements. Scotti shall use reasonable best efforts to obtain any and all necessary consents for the sublease of the Aircraft, provided that Company shall reasonably cooperate with Scotti in obtaining such consents (unless Company in its sole discretion elects to proceed without such consents). Commencing as of the Transition Time and prior to January 1, 1998, Scotti shall have the exclusive right to use the Aircraft, provided that Scotti shall pay or reimburse Company for all costs incurred in connection with the Aircraft after the Transition Time (including, without limitation, the payment of Basic Rent (as defined in the Aircraft Agreements) allocable to the period after the Transition
Time); and prior to the Transition Time, Scotti shall sign an aircraft use agreement containing standard terms and conditions consistent with those contained in the Aircraft Agreements. Company shall pay all costs incurred in connection with the Aircraft prior to the Transition Time. Scotti hereby agrees to defend, indemnify and hold harmless Company and each and every Affiliate of Company, and each of their officers, directors, employees, trustees, shareholders, partners and principals, and the successors and assigns of all of them, from and against any and all losses, costs (including without limitation attorneys' fees), liabilities, damages and claims of any nature arising from or in connection with any breach or alleged breach of the Aircraft Agreements after January 1, 1998 or the use of the Aircraft after the Transition Time.

          6.   REMEDIES AND ENFORCEMENT.  Company and Scotti agree that a breach
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by Scotti of any of the covenants set forth in this Agreement (including, without limitation, the Covenant) will cause irreparable harm to Company, that Company's remedies at law in the event of such breach are inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Scotti or any of Scotti's Affiliates, in addition to any other rights and remedies that are available to Company. In connection with any such action or proceeding for injunctive relief, Scotti hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against Scotti or any of Scotti's Affiliates, and

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

consents to the entry of injunctive relief against Scotti or any of Scotti's Affiliates, enforcing or restraining any breach or threatened breach of this Agreement. Any breach of the obligation of Company to make payments hereunder will result solely in a right for Scotti to receive payment (or in the absence of payment, to pursue any action solely for the amount of such payment), and Scotti shall not in any event have any right to terminate this Agreement or seek or be entitled to rescission, injunctive or other equitable relief.

          7.   SEPARATE COVENANTS.  If this Agreement is more restrictive than
               ------------------
permitted by the laws of any jurisdiction in which Company seeks enforcement hereof, this Agreement shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in this Agreement shall be construed as a series of separate covenants, one for each community, county or city in which the businesses of Company and Company's Affiliates have been carried on. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any proceeding, a court shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Agreement shall ever be deemed to exceed the duration, geographical limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

          8.   CONFIDENTIALITY.  Scotti shall, during and after the term hereof,
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keep in confidence and shall not use for Scotti or others, or divulge to others
(except, on a confidential basis only, to Scotti's legal and financial advisors, provided that Scotti shall cause such advisors to comply with this Paragraph 8), any secret or confidential information, knowledge, or data, of Company or any Affiliate of Company, obtained by Scotti as a result of Scotti's employment, unless authorized by Company or required by law or regulatory agencies. Scotti further agrees that Company shall be entitled to injunctive or other appropriate equitable relief to prevent the disclosure of such secrets or information.

          9.   REPRESENTATION AND WARRANTIES.  Scotti hereby represents and
               -----------------------------
warrants that he is free to enter into this Agreement and that he is not subject to any obligations or disabilities which will or might prevent or interfere with keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

          10.  AMENDMENTS; WAIVERS.  This Agreement may be amended only by
               -------------------
agreement in writing of each of the parties hereto. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          11.  ENTIRE AGREEMENT.  This Agreement constitutes the entire
               ----------------
agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of such parties pertaining thereto.

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

          12.  FURTHER ACTION.  The parties shall execute and deliver all
               --------------
documents, provide all information and take or forbear from taking all action as may be necessary or appropriate to achieve the purposes of this Agreement.

          13.  GOVERNING LAW.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of California applicable to contracts made and performed in the State of California and without regard to conflicts of laws doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

          14.  SUCCESSION.  This Agreement shall be binding upon and enforceable
               ----------
by, and shall inure to the benefit of, Company and its respective successors and assigns. The obligations and duties of Scotti hereunder are personal and not assignable, and any attempt of assignment or transfer of Scotti's duties or obligations shall be void.

          15.  HEADINGS.  The headings of the several paragraphs herein are
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inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement.

          16.  NOTICES.  Any notice or other communication hereunder must be
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given in writing and (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism (provided that any notice so given is also mailed as provided in clause (c)) or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          IF TO COMPANY, ADDRESSED TO:

          ALL AMERICAN COMMUNICATIONS, INC.
          808 Wilshire Boulevard
          Santa Monica, California 90401

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

          Attention:  Chief Executive Officer

          IF TO SCOTTI, ADDRESSED TO:

          Anthony J. Scotti
          706 North Beverly Drive
          Beverly Hills, California 90210

or to such other address or to such other Person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Paragraph 16, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

          17.  ATTORNEYS' FEES.  If any litigation is commenced among the
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parties or their representatives concerning any provision of this Agreement, or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys' fees reasonably incurred in such litigation.

          18.  COUNTERPARTS.  This Agreement may be executed in one or more
               ------------
counterparts, and by different parties in separate counterparts. All of such counterparts shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              ALL AMERICAN COMMUNICATIONS, INC.


                              By:  /s/  Thomas Bradshaw
                                  ------------------------------
                                    Name:  Thomas Bradshaw
                                    Title: Senior Vice President


                                   /s/  Anthony J. Scotti
                                  ------------------------------
                                         ANTHONY J. SCOTTI

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